UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

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IREN Limited

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Letter to Shareholders from IREN’s Independent Chair

July 8, 2026

Dear Fellow Shareholders,

I want to write to you directly about the equity awards granted to our Founder-CEOs earlier this month. You are entitled to hear from the independent directors who made the decision. That is the purpose of this letter.

First, the context is important. In the past fiscal year IREN signed some of the most demanding customers in world technology, including NVIDIA and Microsoft, scaled its platform globally, and increased its market capitalization from under $4 billion to over $16 billion. Our Founder-CEOs, Dan and Will Roberts, were central to those results.

The question the Independent Directors asked

In mid-2025 the independent directors asked ourselves a simple question: what is the single biggest risk to the execution of our plan, and to the value of your shares, over the next five years? Our answer was unequivocal. It was the risk of losing either or both of the Founder-CEOs who built this business and have the drive and skill to deliver what is in front of it.

What is hardest to replace in this sector is not capital or hardware, but proven execution: the ability to secure power, build data centers at scale and monetize them simultaneously. Dan and Will have repeatedly demonstrated exactly that capability, and the market for such people has never been more aggressive.

Two further facts sharpened the Board’s concern. First, unlike most founders at a company of this scale, Dan and Will only hold a modest ownership position for founders at this stage of a company's growth. Second, the substantial majority of their existing equity awards had already vested or were close to vesting. The instruments that typically bind leaders to a company’s future had largely run their course.

The Board's job was to make sure they remain fully aligned with shareholders through the period that will decide this sector. That is what the equity structure we have established is designed to do.

What we did, and in what order

We began in mid-2025, when the share price was a small fraction of where it stands today. With the assistance of our independent compensation consultant, FW Cook, we reviewed the market precedents for Founder-CEO equity awards. We then made a deliberate choice: we granted a retention award in June 2025 (the “2025 Award”), sized well below those precedents, and deferred discussion on any further award to the future, subject to our Founder-CEOs’ performance. A second and final grant, approved by the independent directors in June 2026 and granted on July 1, 2026 (the “2026 Award”), was made at a share price many times higher than when the process began. That is the key reason the headline dollar number is large.

Had the Board granted the same number of Restricted Stock Units in 2025, the headline dollar value would have been substantially lower, but shareholders would have carried the risk of such an award being granted before performance was proven. The Board’s approach, granting less and deferring any further discussion until performance was delivered, placed that risk on the Founder-CEOs rather than on you.

Having regard to what followed, the Board believes this approach has proven to be sound. Since mid-2025 the Company has signed multi-year contracts with some of the most demanding customers in technology, expanded into two new continents, materially grown its contracted power portfolio, and extended its platform across the data center, compute and software layers. The Board approved the 2026 Award only after that performance was demonstrated.

The structure, in plain terms

Under the 2026 Award, each Founder-CEO was granted a fixed number of Restricted Stock Units. They vest in four equal annual tranches over the four years from the grant date, and each vested tranche is then locked for a further two years after the vesting date, during which it cannot be sold, transferred or otherwise monetized. The final tranche does not become available for sale until the Company's 2033 fiscal year. The Founder-CEOs will not receive any further equity grants until the Company's 2031 fiscal year.

There is no guaranteed dollar amount and no payout floor; the value of the award is determined by the same share price that determines shareholder returns, rising and falling exactly as your shares do.

These restrictions have real economic consequences, and they are independently measured. Because the shares cannot be sold or transferred during the post-vesting holding period, applicable US accounting standards require the awards to be valued at a discount to freely tradeable shares. That discount will be determined with independent valuers, reviewed by our auditors, and reflected in the compensation expense recognized in our financial statements. The full accounting value of these awards will be set out in our proxy statement.

Why time-based rather than performance hurdles

This was the Board's most debated design question. We did not answer it in the abstract: we answered it from experience.

Awards granted in earlier years carried share-price hurdles. They failed to vest. This was not because the business underperformed, but because sector-wide market dynamics overwhelmed the metric, even as IREN's shares materially outperformed the sector over the same period. In 2025, the Board restructured those awards to vest on a time-based schedule, recognizing that the original metric had failed to capture the performance and value creation already delivered.

The opposite problem then emerged. Half of the 2025 Award carried share-price hurdles set at demanding premiums to the then prevailing price. Strong performance satisfied them far earlier than the multi-year alignment they were designed to provide.

Those two experiences led the Board to conclude that, for this company and sector, long-dated time-based equity with post-vesting holding restrictions better preserves alignment than point-in-time share-price hurdles. Performance hurdles require the Board to select a specific target and measurement period in advance, which may not fully capture value creation in a volatile and rapidly evolving sector. By contrast, the structure adopted here keeps the Founder-CEOs economically exposed to IREN’s share price until the Company’s 2033 fiscal year, with a fixed number of shares and no reset, repricing or additional annual equity grants until the 2031 fiscal year. If the share price rises, they benefit alongside shareholders; if the share price falls, the value of their awards falls with it. In the Board’s view, that long-term, fixed-share exposure provides a more durable alignment mechanism than adding a separate share-price hurdle measured at a selected point in time.

This approach is also consistent with evolving governance frameworks. Hurdle-based awards have been criticized by investors and proxy advisory firms for precisely the dynamics we experienced: windfalls in rising markets, and failures in falling markets that end in retention crises and re-struck targets. Evolving proxy advisory and investor governance frameworks have increasingly recognized the limitations of hurdle-based awards and the role of long-dated, time-based equity with genuine holding periods.

The Board’s objective was not to reward a short-term share price outcome, but to retain and align the leaders who built the platform through the next phase of execution. We believe this structure achieves that.

The size, addressed directly

These are large awards and we do not shy away from that. Across the 2025 Award and the 2026 Award, each Founder-CEO has received Restricted Stock Units representing, in aggregate, an approximately 3% stake in the Company. The size of each award was assessed by the independent directors against the market precedents reviewed with FW Cook, both in mid-2025 and again as part of the 2026 Award. They will receive no further equity grants until the 2031 fiscal year.

Even after these awards, each Founder-CEO’s ownership remains modest by the standards of comparable founder-led companies. Taken together across both Founder-CEOs, the combined size of the awards is consistent with market precedents for companies led by founder pairs. Further details of our analysis will be set out in the proxy statement.

It is also worth being precise about what the headline dollar value represents. The grant is a fixed number of Restricted Stock Units, not a guaranteed dollar value. At a materially lower share price the value of the award shrinks accordingly; at a higher one it grows. The Founder-CEOs carry that exposure in full, in both directions, until the Company’s 2033 fiscal year. Their economic outcome remains directly tied to long-term shareholder value creation.

What happens next

Further details of the analysis underpinning these awards will be set out in our proxy statement ahead of the Annual General Meeting later this year, where shareholders are encouraged to have their say through the advisory vote on executive compensation. I have been meeting shareholders directly on this topic and will continue to do so; the Board will listen carefully to the advisory vote and to your feedback.

The decision to make these grants was made unanimously by the independent directors, based on independent advice, and after careful consideration of alternative structures, sizes and vesting schedules.

Why we are confident

Boards are rarely congratulated for the risks that never materialize. We looked at what is in front of IREN: the contracted pipeline, the power portfolio and the customer relationships, and concluded that the most valuable thing we could secure for shareholders was to help ensure that the people who built this platform remain in place until at least the Company’s 2033 fiscal year to scale it.

As a result of these grants, we are confident we have secured that outcome for shareholders.

Thank you for your continued support.

Regards,

David Bartholomew

Independent Chair of the Board

IREN Limited

About IREN

IREN is a vertically integrated AI Cloud provider, delivering large-scale data centers and compute for AI training and inference. IREN’s platform is underpinned by its expansive portfolio of grid-connected land and power in renewable-rich regions across North America, Europe and APAC.

Contacts

Investors
ir@iren.com

Media
media@iren.com

Forward-Looking Statements

This letter includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements represent IREN’s current expectations, beliefs, and projections regarding future events and are subject to known and unknown uncertainties, risks, assumptions and contingencies, many of which are outside IREN’s control and that could cause actual results to differ materially from those described in or implied by the forward-looking statements. Among those risks and uncertainties are risks relating to IREN’s business, including those described in periodic reports that IREN files from time to time with the SEC. The forward-looking statements included in this letter speak only as of the date of this letter, and IREN does not undertake any obligation to update the forward-looking statements included in this letter for subsequent developments, except as may be required by law. For a further discussion of factors that could cause IREN’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in IREN’s Annual Report on Form 10-K for the year ended June 30, 2025 and other risks described in documents filed by IREN from time to time with the Securities and Exchange Commission.

Important Additional Information

IREN intends to file a proxy statement and a proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for IREN’s next meeting of shareholders (whether an annual or special meeting of shareholders (the “Shareholder Meeting”)). SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH, OR FURNISHED TO, THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SHAREHOLDER MEETING. Shareholders will be able to obtain IREN’s proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at http://www.sec.gov/. Copies will also be available at no charge at the Company’s website at https://iren.com/investors/sec-filings.

Participant Information

The Company, each of its directors and its co-CEOs (namely, David Bartholomew, Michael Alfred, Christopher Guzowski, Sunita Parasuraman, Daniel Roberts and William Roberts) are deemed to be “participants” (as defined in Section 14(a) of the Exchange Act) in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Shareholder Meeting.

Information about the compensation of our named executive officers and our non-employee directors is set forth in the section titled “Executive Compensation” in IREN’s definitive proxy statement on Schedule 14A for the Company’s 2025 Annual Meeting of Shareholders, filed on October 6, 2025 (the “2025 Definitive Proxy”), commencing on page 12, and is available here. Information regarding the participants’ holdings of the Company’s securities can be found in the section titled “Security Ownership of Certain Beneficial Owners and Management” in the Company’s 2025 Definitive Proxy on page 43 and is available here. The Company’s 2025 Definitive Proxy is available on the Company’s website at https://iren.com/investors/sec-filings or through the SEC’s website via the links referenced above. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the section titled “Security Ownership of Certain Beneficial Owners and Management” of the Company’s proxy statement on Schedule 14A and other materials to be filed with the SEC in connection with the Shareholder Meeting.